Exhibit 99.1

CUMULUS MEDIA Appoints Francisco (Frank) J. Lopez-Balboa as Executive Vice President and Chief Financial Officer

Atlanta, GA – March 19, 2020 – Cumulus Media Inc. (NASDAQ: CMLS) today announced that Frank Lopez-Balboa has been appointed Executive Vice President and Chief Financial Officer, effective March 23, 2020. Lopez-Balboa, who brings over 30 years of experience in finance, business strategy, M&A and executive leadership to Cumulus, will report to Mary G. Berner, President and Chief Executive Officer.

“We are pleased to welcome Frank as our new Chief Financial Officer,” said Berner. “A widely respected executive, he is an ideal fit with Cumulus. Frank comes to us with a deep understanding of our industry, significant expertise in corporate finance and strategy and an impressive record of running a major, multi-location finance organization. I am confident, especially in these challenging times, that Frank will make a significant contribution to our progress against our financial goals and key strategic initiatives to continue creating value for our shareholders.”

“I have followed Cumulus closely over the last several years and greatly admire the success it has achieved in executing its turnaround,” said Lopez-Balboa. “I am excited to have this opportunity to join Cumulus and look forward to working closely with Mary, the finance team and the entire company to continue driving strong results.”

About Lopez-Balboa

Most recently, Lopez-Balboa served as Executive Vice President and Chief Financial Officer of Univision Communications Inc., the leading media company serving Hispanic America. During his tenure as CFO, he oversaw the Company’s corporate finance, treasury, risk management, investor relations, financial planning, audit and tax functions, as well as real estate and corporate business development. Prior to Univision, Lopez-Balboa spent more than 20 years in investment banking at Goldman Sachs, where he founded the firm’s debt financing efforts for large cap Communications, Media and Entertainment companies and later served as Head of Telecom, Media, Technology and Investment Grade Financing.

Lopez-Balboa holds a BA in economics from Columbia University and an MBA from Harvard University. He was a recipient of Columbia’s John Jay Award, which recognizes college alumni for distinguished professional achievements.

About CUMULUS MEDIA

CUMULUS MEDIA (NASDAQ: CMLS) is a leading audio-first media and entertainment company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. CUMULUS MEDIA engages listeners with high-quality local programming through 424 owned-and-operated stations across 87 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, the Olympics, the Academy of Country Music Awards, and many other world-class partners across nearly 8,000 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. CUMULUS MEDIA provides advertisers with personal connections, local impact and national reach through on-air and on-demand digital, mobile, social, and voice-activated platforms, as well integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. CUMULUS MEDIA is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Contact Information:

Investor Relations

IR@cumulus.com

404-260-6600

Media Inquiries

Michael Freitag / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449